Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: At a meeting of the Board of Directors of the Corporation held on March 13, 2013, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of the Corporation to remove in its entirety Article TWELFTH thereof, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the Corporation’s stockholders.

SECOND: On June 6, 2013, at a meeting called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by a majority of the outstanding shares of stock entitled to vote thereon voted for the proposal to delete, in its entirety, Article TWELFTH of the Certificate of Incorporation.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Superior Energy Services, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 6th day of June, 2013.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David D. Dunlap
Name: David D. Dunlap
Title: President and Chief Executive Officer